EXHIBIT 8.3

EXHIBIT 8.3

FPS Fritze Paul Seelig

Rechtsanwälte Steuerberater

Eschersheimer Landstrasse 27
60322 Frankfurt am Main
Germany

On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O.Box 32
Rosh Pina
12000 Israel

November 21, 2003

Ladies and Gentlemen:

        We have acted as German counsel for On Track Innovations Ltd., an Israeli company (the “Company”), in connection with the filing of the Company’s Registration Statement on Form F-1 (Reg. No. 3333- 108770 ) (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), covering the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,519,975 ordinary shares, nominal value NIS 0.1, of the Company, expected to be sold by selling shareholders (the “Shares”). We are herewith rendering our opinion concerning the principal German tax consequences regarding the offer of the Shares. In connection therewith, we reviewed a copy of the Registration Statement relating to the Shares.

        Our opinion is based solely on the German Income Tax Law (Einkommensteuergesetz), the German Corporation Tax Law (Körperschaftsteuergesetz), each as amended, and such other German legislation mentioned in the Registration Statement under the caption “German Taxation Considerations”, the regulations issued thereunder, and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We have not been asked to address, nor have we addressed, any other matters or any other transaction.

        We have assumed that the operative documents for the shares described in the prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed proper upon written or oral statements of officers and other representatives of the Company.

        In giving the opinion expressed herein, no opinion is expressed as to the law of any jurisdiction other than the Federal Republic of Germany. Based on the foregoing and subject to the assumptions, qualifications, and limitations contained herein and in the section of the prospectus that is part of the Registration Statement captioned “German Taxation Consideration” which are incorporated herein by reference, we are of the opinion that the statements in the Registration Statement under the caption “German Taxation Considerations”, to the extent that they describe matters of German income tax law or legal conclusions with respect thereto, are correct in all material respects.

        We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and the reference to us under the caption “German Taxation Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated hereunder.

        This opinion is intended solely for the benefit and use of the Company and the holders of the Shares offered to them pursuant to the offering under the prospectus made part of the Registration Statement and may not be used, released, quoted or relied upon or referred to, by anyone else for any purpose (other than required by law) without our prior written consent in each instance. This opinion is rendered as of the date hereof and is limited by the facts, circumstances, and laws in effect on such date and we undertake no obligation to update our opinion or to advise you with respect to any changes herein.

Sincerely, BY: /S/ FPS Fritze Paul Seelig Rechtsanwälte Steuerberater